EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of IKONICS Corporation of our report dated March 1, 2019, relating to the financial statements of IKONICS Corporation, appearing in the Annual Report on Form 10-K of IKONICS Corporation for the year ended December 31, 2018.

/s/ RSM US LLP

Duluth, Minnesota

May 13, 2019